Law Offices of
Shawn F. Hackman, a P.C.
3360 West Sahara Avenue, Suite 200
Las Vegas, Nevada 89102


June 29, 1999


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	eConnect (formerly known as Betting, Inc.)
Retainer Stock Plan for Non-Employee Directors and Consultants

Dear Sir/Madame:

We have acted as counsel to eConnect, a Nevada corporation
("Company"), formerly known as Betting, Inc., in connection with its Registration Statement on Form S-8 POS relating to the registration of 1,550,000 shares of its common stock ("Shares"), $0.001 par value per Share. The Shares are issuable pursuant to the Company's
Retainer Stock Plan for Non-Employee Directors and Consultants
("Plan").

In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.
Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


						/s/  Shawn F. Hackman
						Shawn F. Hackman, Esq.